EXHIBIT 99.1





Contact Information:

CCG Elite Investor Relations                   China Agritech, Inc.
Crocker Coulson, President                     Richard Dean, U.S. Representative
(310) 231-8600 ext. 103                        (716) 626-3535
Crocker.coulson@ccgir.com                      rick@heritagemgmt.net



FOR IMMEDIATE RELEASE


           China Agritech, Inc. Announces Second Quarter 2006 Results

BEIJING, August 15, 2006 -- China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech") one of the largest manufacturers of liquid organic fertilizer in China, today announced its financial results for the second quarter of 2006.

Q2 Highlights

     o    Revenues of $10.2 million, in line with Q2 2005
     o    Gross margins increased to 52.6% from 45.6% year-over-year
     o    Operating income increased 22.9% year-over-year to $3.9 million
     o    Net income increased 12.9% to $2.1 million year-over-year

Revenues for the second quarter 2006 were $10.2 million, unchanged from the second quarter 2005, and up 80% from $5.7 million in the first quarter of 2006. The increase in revenues from first quarter 2006 is due to the seasonality of fertilizer sales which are strongest in the second quarter because of the large number of farmers planting crops. As such, the Harbin factory was operating near maximum capacity during the quarter. Net income increased to $2.1 million, or $0.11 per fully diluted share, compared to $1.8 million, or $0.13 per fully diluted share, in the prior year period. Diluted earnings per share in the current quarter reflect an additional 4,800,000 shares of common stock from the private placement in January 2006.

Commenting on the quarter, Mr. Yu Chang, Chief Executive Officer of China Agritech, said, "The increase in both our gross margin and operating margin was due to implementing production cost controls which resulted in our strong net income growth for the quarter. Revenue growth was minimal due to capacity limits in our Harbin manufacturing facilities, but reflected continued strong demand for China Agritech's compound liquid fertilizer products. We recently opened a new factory in Anhui, our Beijing factory will be completed in September and we expect to have two more factories completed soon afterwards, which will significantly expand our manufacturing capacity and effective geographic reach by the end of the year."

Demand for China Agritech's products were supported by a continued shift towards organic fertilizers in order to improve food production and quality and reduce the negative impact on China's arable land attributable to overuse of chemical fertilizers. Revenues were strongest in the Northeast China region at 82.8% of total revenues. Revenues derived from Central and Southern China grew to 17.2%, an increase from 14.2% for the second quarter 2005, reflecting the increased penetration in the area.

Gross profit for the second quarter of 2006 was $5.4 million, an increase of 15.9% over gross profit in the second quarter of 2005 of $4.6 million. Gross margin continued to improve at 52.6% for the quarter, compared to 45.6% for the same period in 2005. The increase in gross margin is the result of reduced cost of raw material from improved production cost control measures, as well as reduced outsourcing of packaging as compared to same period 2005.

For the quarter, selling expenses were $0.7 million, or 6.7% of revenues, as compared to $1.0 million, or 9.9% of revenues, in the comparable quarter last year. The decrease in the percentage of selling expense to revenues is due to reduced traveling expenses and advertising expenses in areas where the market is mature.

General and administrative (G&A) expenses for the second quarter were $0.8 million or 7.8% of revenues, as compared to $0.5 million, or 4.5% of revenues for the comparable quarter. The increase in G&A is primarily attributable to the start up costs associated with the Company's new branch offices.

Operating income increased to $3.9 million, or 38.1% of revenues, up 22.9% from $3.2 million, or 31.1% of revenues in the second quarter of 2005. The increase in operating income is the result of management's ability to reduce costs of goods sold and selling expenses.

Net income for the quarter increased 12.9% to $2.1 million, compared to $1.8 million for the three months ended June 30, 2006. Diluted earnings per share were $0.11 for the second quarter 2006, down 15.4% from diluted earning per share of $0.13 for the same period a year earlier.

Six Months Results
Revenues for the first half of 2006 increased 4.9% to $15.9 million, compared to $15.2 million in the same period last year. Gross profit was $8.2 million, up 13.0% from $7.3 million in the first half of 2005. Operating income was $5.8 million, up 36.8% from $4.3 million from the same period a year earlier. Net income increased 49.8% to $3.1 million, compared to $2.1 million in the first half of 2005. Diluted earnings per share were $0.17 for the first half of 2006, up 13.3% from $0.15 for the same period last year.

Financial Condition
As of June 30, 2006, China Agritech had $8.6 million in cash and cash equivalents, $24.4 million in working capital, and no long-term debt. Shareholders' equity stood at $24.4 million, up from $10.0 million at year end 2005.

Business outlook
China Agritech is expanding its distribution network, especially in Western, Central and Southern China. Its strategy is to increase customers by building factories close to the farmers who use its products. The Company has recently begun production at its first new facility in Anhui, adding 2,000 metric tons to capacity. The Beijing factory is to be completed in September and two additional facilities, located in Xinjiang and Chongqing, are to be opened soon afterwards, each of which will add 2,000 metric tons to capacity once fully operational.

"The market opportunity for liquid organic compounds continues to expand as farmers discover the numerous benefits of higher quality crop yield and premium pricing for organic produce. We intend to capture this increasing demand and have developed a three year expansion strategy. During the second quarter, we made the first steps in executing our strategy of building ten factories, adding fifteen new distributors, and penetrating international markets," said Yu Chang. "By the end of 2006, we expect to have manufacturing capacity of 13,000 metric tons, which will provide a solid foundation for our planned expansion into promising new markets in China and overseas."

Conference Call Information

Management will conduct a conference call to discuss China Agritech's second quarter financial results and provide a corporate overview. The conference call will take place at 9:00 am Eastern Time, on Wednesday August 16, 2006. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial (617) 614-2702. When prompted by the operator, mention Conference ID 37700758.

For those unable to participate during the live conference call, an audio replay of the call will be available at (888) 286-8010 if calling within the United States, or (617) 801-6888 if calling internationally. Please use Conference ID 37700758. The playback will be available for 7 days after the call.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech's website for 90 days.

About China Agritech China Agritech is engaged in the development, manufacturing and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells its products to farmers located in twelve provinces of China including: Heilongjiang, Hebei, Liaonong, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. For more information visit www.chinaagritechinc.com.
                                    ------------------------

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements such as the inability to protect the proprietary formula, the price of raw materials, any liabilities from unknown harmful effects of the product, and adverse weather conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


                           --financial tables below---


                      CHINA AGRITECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                           Three month period ended         Six month period ended
                                                   June 30,                        June 30,
                                             2006            2005            2006            2005
                                         ------------    ------------    ------------    ------------

Net revenue                              $ 10,235,393    $ 10,184,925    $ 15,920,790    $ 15,170,045

Cost of revenue                            (4,852,452)     (5,542,015)     (7,717,767)     (7,909,617)
                                         ------------    ------------    ------------    ------------
Gross profit                                5,382,941       4,642,910       8,203,023       7,260,428

Operating expenses
Selling expenses                             (688,021)     (1,011,984)     (1,161,529)     (1,378,798)
Operating and administrative expenses        (797,978)       (461,298)     (1,209,443)     (1,619,635)
                                         ------------    ------------    ------------    ------------

Total operating expenses                   (1,485,999)     (1,473,282)     (2,370,972)     (2,998,433)
                                         ------------    ------------    ------------    ------------

Income from operations                      3,896,942       3,169,628       5,832,051       4,261,995

Other income (expense)
Merger costs                                     --              --              --              --
Other (expense) income                        (26,179)              6         (32,289)             14
Finance costs                                   9,722            --             9,841              (2)
                                         ------------    ------------    ------------    ------------

Total other income (expense)                  (16,457)              6         (22,448)             12
                                         ------------    ------------    ------------    ------------

Income before income taxes                  3,880,485       3,169,634       5,809,603       4,262,007

Provision for income taxes                 (1,482,294)     (1,113,788)     (2,250,335)     (1,837,463)
                                         ------------    ------------    ------------    ------------

Income before minority interests            2,398,191       2,055,846       3,559,268       2,424,544

Minority interests                           (310,389)       (206,856)       (457,138)       (353,784)
                                         ------------    ------------    ------------    ------------

Net income                                  2,087,802       1,848,990       3,102,130       2,070,760

Other comprehensive income
Foreign currency translation adjustment        70,635            --           140,427            --
                                         ------------    ------------    ------------    ------------

Comprehensive income                     $  2,158,437    $  1,848,990    $  3,242,557    $  2,070,760
                                         ============    ============    ============    ============
Basic weighted average
shares outstanding                         19,143,615      14,108,099      18,343,615      13,985,405
                                         ============    ============    ============    ============
Basic net earnings per
share                                            0.11            0.13            0.17            0.15
                                         ============    ============    ============    ============
Diluted weighted average
shares outstanding                         19,144,301      14,108,099      18,343,806      13,985,405
                                         ============    ============    ============    ============
Diluted net earnings per share                   0.11            0.13            0.17            0.15
                                         ============    ============    ============    ============

                      CHINA AGRITECH, INC. AND SUBSIDIARIES
                 CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2006
                                   (UNAUDITED)




                                     ASSETS
Current Assets
Cash and cash equivalents                                           $ 8,410,408
Restricted cash                                                         219,755
Accounts receivable, net                                             13,972,862
Inventories                                                             787,667
Advances to suppliers                                                 1,898,115
Prepayments and other receivables                                     1,616,193
Amount due a related party                                              117,130
                                                                    -----------

Total Current Assets                                                 27,022,130

Property, plant and equipment, net                                    1,679,532
                                                                    -----------

Total Assets                                                        $28,701,662
                                                                    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable                                                    $   486,421
Accrued liabilities and other payables                                  545,709
Income taxes payable                                                  1,599,181
                                                                    -----------

Total Current Liabilities                                             2,631,311

Minority Interests                                                    1,707,944


Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000
   shares authorized, 19,143,615 shares issued
   and outstanding                                                       19,144
Additional paid-in capital                                           12,619,054
Statutory reserves                                                    2,239,833
Accumulated other comprehensive income                                  368,993
Retained earnings                                                     9,115,383
                                                                    -----------

Total Stockholders' Equity                                           24,362,407
                                                                    -----------

Total Liabilities and Stockholders' Equity                          $28,701,662
                                                                    ===========


                      CHINA AGRITECH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                                                 2006            2005
                                                             ------------    ------------
Cash flows from operating activities
Net income                                                   $  3,102,130    $  2,070,760
Adjustment to reconcile net income to net cash
    provided by (used in) operating activities:
    Stock compensation expenses                                     1,817            --
    Minority interest                                             457,138         353,784
    Depreciation                                                   54,776          49,767
Changes in operating assets and liabilities:
    (Increase) decrease in:current assets
    Due from shareholders                                        (130,616)       (234,656)
    Advance/repayment from/to related parties                     (57,956)           (530)
    Accounts receivable, net                                   (5,349,097)     (6,164,333)
    Prepayment and other receivable                            (1,243,333)        (43,356)
    Inventories                                                  (711,048)     (1,121,435)
    Advances to suppliers                                         195,504            --
    (Decrease) increase in:
    Accounts payable                                              368,752       5,311,286
    Accrued liabilities and other payables                         (2,687)        878,149
    Income tax payable                                            955,269         649,597
    Due to shareholders                                              --          (499,031)
    Due to related parties                                           --          (575,994)
                                                             ------------    ------------

    Net cash (used in) provided by operating activities        (2,359,351)        674,008
                                                             ------------    ------------

Cash flows from investing activities
   Cash acquired from reverse acquisition of Tailong                 --           185,635
   Purchase of property, plant and equipment                     (657,138)           (528)
                                                             ------------    ------------

    Net cash provided by (used in) investing activities          (657,138)        185,107

Cash flows from financing activities
    Capital contributed                                        11,079,705            --
                                                             ------------    ------------

Net cash provided by  financing activities                     11,079,705            --
                                                             ------------    ------------


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